      As filed with the Securities and Exchange Commission on September 30, 1998
                                                  Registration No. 333-_________
================================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                  FORM S-8
                           REGISTRATION STATEMENT
                                    Under
                         THE SECURITIES ACT OF 1933

                             QUANTUM CORPORATION
             (Exact name of issuer as specified in its charter)

        Delaware                                          94-2665054
(State of incorporation)                       (IRS Employer Identification No.)


                           500 McCarthy Boulevard
                         Milpitas, California  95035
                  (Address of principal executive offices)

                ATL PRODUCTS, INC. 1996 STOCK INCENTIVE PLAN
                ATL PRODUCTS, INC. 1997 STOCK INCENTIVE PLAN
                           (Full title of plan(s))

                             Richard L. Clemmer
                           Chief Financial Officer
                             Quantum Corporation
                           500 McCarthy Boulevard
                         Milpitas, California  95035
                   (Name and address of agent for service)

                               (408) 894-4000
        (Telephone number, including area code, of agent for service)

                                  Copy to:
                           Steven E. Bochner, Esq.
                       WILSON SONSINI GOODRICH & ROSATI
                             650 Page Mill Road
                      Palo Alto, California  94304-1050

                       CALCULATION OF REGISTRATION FEE

======================================================================================================================
                                                                Proposed           Proposed
                                                                Maximum            Maximum          Amount of
    Title of Securities                     Amount to be      Offering Price       Aggregate       Registration
     to be Registered                        Registered         Per Share       Offering Price         Fee
----------------------------------------------------------------------------------------------------------------------
 Common Stock, par value
     $0.01 per share
 --outstanding under ATL Products, Inc.      1,489,457           $2.85           $4,244,952(1)       $1,252.26
     1996 Stock Incentive Plan
 --outstanding under ATL Products, Inc.        336,598           $5.62           $1,891,681(2)       $  558.05
     1997 Stock Incentive Plan
                       TOTAL                 1,826,055                           $6,136,633          $1,810.31
======================================================================================================================
(1)  Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price of $2.85 per share for outstanding options to purchase a total of 1,489,457 shares of Common Stock.

(1)  Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price of $5.62 per share for outstanding options to purchase a total of 336,598 shares of Common Stock.
======================================================================================================================

                              QUANTUM CORPORATION
                      REGISTRATION STATEMENT ON FORM S-8

                                    PART II

                INFORMATION REQUIRED IN REGISTRATION STATEMENT


ITEM 3.         INCORPORATION OF DOCUMENTS BY REFERENCE
                ---------------------------------------

     There are hereby incorporated by reference in this Registration Statement the following documents and information heretofore filed with the Securities and Exchange Commission (Quantum Corporation is sometimes referred to herein as the "Company"):

                (a) The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1998 filed pursuant to Section 13 of the Securities and Exchange Act of 1934, as amended (the "1934 Act");

                (b) The Company's Quarterly Report on Form 10-Q for the quarterly period ended June 28, 1998 filed pursuant to Section 13 of the 1934 Act;

                (c) The Company's Current Report on Form 8-K filed September 28, 1998 pursuant to Section 13 of the the 1934 Act;

                (d) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed August 1, 1983 pursuant to Section 12(b) of the 1934 Act and any amendment or report filed for the purpose of updating any such description; and

                (e) The description of the Company's Preferred Share Purchase Rights contained in the Company's Registration Statement on
     Form 8-A filed on August 4, 1998 pursuant to Section 12(g) of the 1934 Act, and any amendment or report filed for the purpose of updating any such description.


     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

     See also Additional Information.

ITEM 4.         DESCRIPTION OF SECURITIES.
                -------------------------

                Inapplicable.

ITEM 5.         INTERESTS OF NAMED EXPERTS AND COUNSEL.
                --------------------------------------

                Inapplicable.

ITEM 6.         INDEMNIFICATION OF DIRECTORS AND OFFICERS.
                -----------------------------------------

          Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. The Company's Bylaws provide for the mandatory indemnification of its directors, officers, employees and other agents to the maximum extent permitted by Delaware General Corporation Law, and the Company has entered into agreements with its officers, directors and certain key employees implementing such indemnification.

ITEM 7.         EXEMPTION FROM REGISTRATION CLAIMED.
                -----------------------------------

                Inapplicable.

ITEM 8.         EXHIBITS
                --------

                Exhibit
                Number                    Description
                -------                   -----------

                4.1       ATL Products, Inc. 1996 Stock Incentive Plan.

                4.2       ATL Products, Inc. 1997 Stock Incentive Plan.

                5.1 Opinion of Wilson Sonsini Goodrich & Rosati, P.C. as to legality of securities being registered.

                24.1      Consent of Ernst & Young, LLP, Independent Auditors

                24.2      Consent of KPMG Peat Marwick LLP.

                24.3 Consent of Wilson Sonsini Goodrich & Rosati, P.C. (contained in Exhibit 5.1).

                25.1      Power of Attorney (see page II-4).

ITEM 9.         UNDERTAKINGS
                ------------

                A.      The undersigned registrant hereby undertakes:

                        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the Delaware General Corporation Law, the Certificate of Incorporation of the Company, the Bylaws of the Company, indemnification agreements entered into between the Company and its officers and directors or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company in successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered here under, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

ITEM 10.  ADDITIONAL INFORMATION.

     At September 28, 1998, MKE Quantum Components, LLC ("MKQC"), of which the Company owns a 49% equity interest, was in violation of a covenant related to its financing relationship with a bank, under which approximately $50 million and $27 million was outstanding under long-term and revolving debt agreements, respectively. MKQC has notified the bank of the violation and is currently working towards obtaining a covenant waiver and/or amendments to the loan agreement. MKQC management believes, based on discussions with the bank, that it will obtain a covenant waiver and/or amendments from the bank. However, there can be no assurances that such a covenant waiver and/or amendments will be obtained or that such amendments, if any, will be provided on terms favorable to MKQC.

If MKQC is unable to obtain a covenant waiver and/or an appropriate amendment to the loan agreement, the bank has the right to exercise its remedies under the loan agreement, which includes but is not limited to, the acceleration of payment terms, imposition of increased interest rates and/or proceeding against the assets of MKQC.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant, Quantum Corporation, a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on this 30th day of September, 1998.

                                            QUANTUM CORPORATION

                                       By: /s/ Richard L. Clemmer
                                           -------------------------------------
                                           Richard L. Clemmer,
                                           Executive Vice President, Finance and
                                           Chief Financial Officer


                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Andrew Kryder and Richard L. Clemmer, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          Signature                           Title                      Date
 ---------------------------    ------------------------------      -----------------
/s/ Michael A. Brown           Chief Executive Officer and           September 30, 1998
-----------------------------  Chairman of the Board
    (Michael A. Brown)         (Principal Executive Officer)

/s/ Richard L. Clemmer         Executive Vice President, Finance     September 30, 1998
-----------------------------  and Chief Financial Officer
    (Richard L. Clemmer)       (Principal Financial and
                               Accounting Officer)

/s/ Stephen M. Berkley         Director                              September 30, 1998
-----------------------------
    (Stephen M. Berkley)

/s/ David A. Brown             Director                              September 30, 1998
-----------------------------
    (David A. Brown)

/s/ Robert J. Casale           Director                              September 30, 1998
-----------------------------
    (Robert J. Casale)

/s/ Edward M. Esber            Director                              September 30, 1998
-----------------------------
    (Edward M. Esber)

/s/ Steven C. Wheelwright      Director                              September 30, 1998
-----------------------------
    (Steven C. Wheelwright)

                               INDEX TO EXHIBITS


                                                                                        Sequentially
Exhibit                                                                                   Numbered
Number                               Description                                            Page
------           -------------------------------------------------                      -------------
  4.1          ATL Products, Inc. 1996 Stock Incentive Plan.........................

  4.2          ATL Products, Inc. 1997 Stock Incentive Plan.........................

  5.1          Opinion of Wilson Sonsini Goodrich & Rosati, P.C. as to legality of securities being registered.........................................

 24.1          Consent of Ernst & Young LLP, Independent Auditors...................

 24.2          Consent of KPMG Peat Marwick LLP.....................................

 24.3          Consent of Wilson Sonsini Goodrich & Rosati, P.C. (contained in
               Exhibit 5.1).........................................................

 25.1          Power of Attorney (see Page II-4 of Registration Statement)..........
